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                                                                      EXHIBIT 11
                                                         JUNE 30, 1996 FORM 10-Q


                                  PLEXUS CORP.
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





                                  Three Months Ended    Nine Months Ended
                                     June 30, 1996        June 30, 1996
                                  ------------------    -----------------
                                             Fully                  Fully
                                  Primary   Diluted     Primary    Diluted
                                  -------   -------     -------    -------

   Net income                     $2,604    $2,604      $4,248     $4,248
                                  ======    ======      ======     ======


   Weighted average number
     of common shares
     outstanding                   6,497     6,497       6,495      6,495

   Adjustment:
        Assumed issuances under
           stock option plan         108       146         139        148
        Assumed conversion of
           preferred stock           555       555         555        555
                                  ------    ------      ------     ------
        Common equivalent shares
           outstanding             7,160     7,198       7,189      7,198
                                  ======    ======      ======     ======


   Net income per common share      $.36      $.36        $.59       $.59
                                  ======    ======      ======     ======














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